Exhibit 99.1

CIPHERGEN REPORTS SECOND QUARTER 2007 FINANCIAL RESULTS AND BUSINESS PROGRESS

--Ciphergen To Host Conference Call on Friday, August 24 at 9:00 a.m. Eastern--

FREMONT, Calif., August 13, 2007 -- Ciphergen Biosystems, Inc. (Nasdaq: CIPH) today announced financial results for its second quarter ended June 30, 2007 and provided an update on business progress.

“We continue to make progress advancing our clinical development programs and moving our high-value diagnostic tests forward to commercialization,” said Gail S. Page, President and Chief Executive Officer of Ciphergen. “We are collaborating closely with The Ohio State University Research Foundation to launch our test for thrombotic thrombocytopenic purpura (TTP). Quest and we are working to validate our test to detect peripheral arterial disease (PAD). Enrollment in our ovarian cancer clinical trial is proceeding on schedule and we continue to expect to submit the test for clearance with the U.S. Food and Drug Administration (FDA) by the end of 2007.”

“Later this month we expect to change the name of the Company to Vermillion, Inc., and on August 27 we plan to begin trading under our new Nasdaq stock symbol: VRML. This achievement represents the next step in our transformation to become a leading provider of molecular diagnostic products. Vermillion signifies health, life, passion and our commitment to improving patient health. We believe this provides an excellent new identity for our Company,” continued Ms. Page.

In conjunction with the name change, the company will host a conference call on Friday, August 24 at 9:00 a.m. Eastern Time to discuss business progress.

Second Quarter 2007 Financial Results
On November 13, 2006, Ciphergen sold its life science research business to Bio-Rad Laboratories. Going forward the Company does not anticipate having revenue until its diagnostic tests are commercialized. Accordingly, the Company had no revenue in the second quarter of 2007 compared to $5.3 million in the second quarter of 2006.

Total operating expenses for the second quarter of 2007 were $5.9 million compared to $9.5 million in the same period last year. The reduction in operating expenses was due primarily to the elimination of selling and marketing expenses associated with the Company’s former life sciences tools business. Included in the second quarter of 2007 general and administrative expense was $600,000 of costs associated with the Health Discovery Corporation license agreement. Also, there was a one time charge of $382,000 related to a reduction in an accounts payable amount Bio-Rad owed to Ciphergen.

The net loss for the second quarter of 2007 was $6.8 million compared to $7.7 million for the same period in 2006. Basic and diluted net loss per share for the second quarter of 2007 was $0.17 per share based on 39.3 million shares outstanding compared to a basic and diluted net loss per share of $0.21 per share for the same period in 2006 based on 36.0 million shares outstanding.

At June 30, 2007, the Company's cash and investments were $9.6 million compared to $13.6 million, at March 31, 2007 and $17.7 million at December 31, 2006. Net cash used in operating activities in the second quarter of 2007 was $5.3 million and $11 million for the first six months of 2007. During the second quarter of 2007, Ciphergen also drew down $1.25 million of its remaining balance on its loan facility with Quest Diagnostics, which indebtedness is forgivable upon accomplishment of certain milestones.

Recent Accomplishments

Recent accomplishments included the following:

--Continued enrollment of patients at 30 medical centers in a clinical trial to evaluate its ovarian cancer triage test to differentiate women with ovarian cancer from women with benign pelvic masses.

-- Seven abstracts were accepted for presentation at the European Society for Gynecologic Oncology meeting in Berlin Germany, October 28 to November 1. These presentations describe progress in Ciphergen’s ovarian cancer diagnostic program including work validating its test that aids in discriminating between benign and malignant ovarian tumors, as well as discovery of novel markers that support diagnostics for women at high risk of ovarian cancer, and imaging biomarkers.

--Continued to develop and clinically validate, in collaboration with The Ohio State University Research Foundation, a proteomics-based diagnostic test to detect thrombotic thrombocytopenic purpura (TTP), a hematologic disease that causes abnormal clotting and carries the risk of neurologic, renal, and cardiac dysfunction and even death. This test is aimed at helping physicians make the correct diagnosis, initiate timely treatment, evaluate response to therapy, and predict the risk of recurrence in patients with TTP.

--With Quest, we have continued to validate a blood-based assay for the detection of peripheral arterial disease (PAD). This is the second test that Quest has agreed to jointly develop and commercialize as part of the Companies’ strategic collaboration. There are currently 12 million Americans diagnosed with PAD and there are over 30 million Americans at risk for the disease who would benefit from early diagnosis.

-- Received a notice of intent from the United States Patent and Trademark Office to issue a Reexamination Certificate of U.S. patent no. 6,734,022, which is directed to a fundamental process of SELDI mass spectrometry. When the patent reissues, Bio-Rad Laboratories is to pay Ciphergen $2.0 million pursuant to the terms of the Asset Purchase Agreement entered into in connection with the sale of Ciphergen's instrumentation business to Bio-Rad.

--Entered into a license and settlement agreement with Health Discovery Corporation ("HDC") pursuant to which it licensed more than 25 patents covering HDC's support vector machine technology for use with SELDI technology.

--European authorities issued EU Patent No. 1 354 203, entitled "Biomarkers of Transitional Cell Carcinoma of the Bladder," for aiding in bladder cancer diagnosis. The patent describes discoveries, which were made under a collaborative agreement between Ciphergen and Eastern Virginia Medical School, using mass spectrometry to detect certain protein biomarkers that are present in patients with bladder cancer. Ciphergen retains exclusive rights to these discoveries for diagnostic development.

Conference Call Details for August 24, 2007
The company will host a conference call on Friday, August 24, 2007, at 9:00 a.m. Eastern Time to provide an update on business developments and discuss the company’s new name. To access the live conference call via phone, dial (877) 325-7371 from the United States and Canada or (706) 634-0768 internationally. The conference ID is 21346466. Please dial-in approximately ten minutes prior to the start of the call. Additionally, you may access the live and subsequently archived webcast of the conference call from the Investor Relations section of the Company’s website at http://www.ciphergen.com. Please connect to the web site at least 15 minutes prior to the call to allow for any software download that may be necessary.

A telephone replay will be available beginning approximately two hours after the call through Sept 3, 2007 and may be accessed by dialing (800) 633-8625 from the United States and Canada or (+1 402) 977-9141 internationally. The replay passcode is 21346466 An archived replay of the webcast will be available until the next quarterly call.

About Ciphergen
Ciphergen Biosystems, Inc. is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Ciphergen, along with its prestigious scientific collaborators, has ongoing diagnostic programs in oncology/hematology, cardiology and women’s health with an initial focus in ovarian cancer. Based in Fremont, California, more information about Ciphergen can be found on the Web at http://www.ciphergen.com.

Safe Harbor Statement
This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Form 10-K for the year ended Dec. 31, 2006, and in our periodic reports on Form 10-Q and Form 8-K.  Ciphergen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise. Examples of such forward-looking statements include statements regarding Ciphergen's expectations for the timing of completion of its ovarian tumor triage test clinical trial and the related submission to the U.S. Food and Drug Administration, its TTP and PAD program plans, expected decreases in operating expenses and projected cash usage.  Actual results may differ materially from those projected in such forward-looking statements due to various factors, including the risk that Ciphergen is unable to successfully utilize resources and execute plans for its molecular diagnostics business.  Investors should consult our Form 10-K for the year ended Dec. 31, 2006, as amended, and our periodic reports on Form 10-Q and Form 8-K.

 NOTE: Ciphergen is a registered trademark of Ciphergen Biosystems, Inc.
~financials to follow~
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Ciphergen Biosystems, Inc. and subsidiaries
Unaudited Condensed Consolidated Statements of Operations
(Dollars and Shares in Thousands, Except per share data)

	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006

Revenue	$-	$5,273	$21	$12,337

Cost of Revenue	-	2,947	15	6,351

Gross Profit	-	2,326	6	5,986

Operating expenses:
Research and development	2,204	2,874	4,115	5,866
Sales and marketing	368	3,945	924	7,448
General and administrative	3,339	2,729	6,536	5,008
Total operating expenses	5,911	9,548	11,575	18,322

Loss on sale of instrument business	(382)	-	(382)	-

Loss from operations	(6,293)	(7,222)	(11,951)	(12,336)

Interest and other income (expense), net	(537)	(457)	(920)	(693)

Loss from continuing operations before income taxes	(6,830)	(7,679)	(12,871)	(13,029)
Income tax provision (benefit) from continuing operations	(4)	56	2	170

Net loss from continuing operations	(6,826)	(7,735)	(12,873)	(13,199)

Net loss	$(6,826)	$(7,735)	$(12,873)	$(13,199)

Basic and diliuted net loss per share	$(0.17)	$(0.21)	$(0.33)	$(0.37)

Shares used in computing basic and diluted
net loss per share	39,256	36,048	39,245	36,024

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Ciphergen Biosystems, Inc. and subsidiaries
Unaudited Condensed Consolidated Balance Sheets
(Dollars in Thousands)

	June 30	December 31
	2007	2006 (1)
ASSETS
Current assets:
Cash and cash equivalents	$9,553	$17,711
Accounts receivable, net	19	29
Prepaid expenses and other current assets	1,003	2,300
Total current assets	10,575	20,040

Property, plant and equipment, net	1,889	2,260
Other long term assets	691	716
Total assets	$13,155	$23,016

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,620	$2,401
Accrued liabilities	3,742	4,600
Current portion of deferred revenue	31	45
Total current liabilities	6,393	7,046

Long term debt owed to related party	10,000	7,083
Convertible senior notes, net of discount	18,553	18,428
Other long term liabilities	461	360
Total liabilities	35,407	32,917

Stockholders' deficit:
Common stock	39	39
Additional paid in capital	208,482	207,991
Accumulated other comprehensive loss	(40)	(71)
Accumulated deficit	(230,733)	(217,860)
Total stockholders' deficit	(22,252)	(9,901)
Total liabilities and stockholders' deficit	$13,155	$23,016

(1)
The condensed consolidated balance sheet at December 31, 2006 has been derived from the audited consolidated financial statements at that date included in the Company's Form 10-K for the fiscal year ended December 31, 2006.